Financial Institutions, Inc. Announces

2023 Annual Meeting Date

WARSAW, N.Y. – March 23, 2023 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), the parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC, Courier Capital, LLC and HNP Capital, LLC, today announced that Wednesday, June 21st, has been established as the date of its 2023 Annual Meeting of Shareholders. The meeting will be held in a virtual format only, via live webcast, beginning at 10:00 am Eastern Time.

The record date for voting at the Annual Meeting will be April 24, 2023. Further details regarding the Annual Meeting, including how to participate, will be included in the Financial Institutions, Inc. Proxy Statement and Notice of Annual Meeting of Shareholders to be made available to shareholders and filed with the Securities and Exchange Commission on or about April 27, 2023.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $5.8 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and has commercial loan production offices in Syracuse, NY and Baltimore, MD, serving the Central New York and Mid-Atlantic regions, respectively. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC and HNP Capital, LLC offer customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and www.FISI-Investors.com.

Investor and Media Contact:

Pamela A. Kennard

(585) 584-1549

pakennard@five-starbank.com